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                                                                      Exhibit 12

                     CERTIFICATE OF THE SOLE SHAREHOLDER OF
                                MASTER BOND TRUST

     Merrill Lynch Bond Fund, Inc., a holder of $100,000 of shares of beneficial interest of Master Bond Trust, a Delaware business trust (the "Trust"), does hereby confirm to the Trust its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                           MERRILL LYNCH BOND FUND, INC.



                                           By:  /s/ Donald C. Burke
                                               --------------------------------
                                                Donald C. Burke
                                                Vice President and Treasurer



Dated: October 1, 2003